INVESTOR CONTACT: David Dahlstrom (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS RECORD FIRST QUARTER SALES AND
REAFFIRMS FULL YEAR SALES AND EARNINGS GUIDANCE
The company delivered sales and earnings growth, overcoming challenging operating conditions
AUSTIN, Minn. (Mar. 1, 2022) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the first quarter of fiscal 2022. All comparisons are to the first quarter of fiscal 2021 unless otherwise noted.

EXECUTIVE SUMMARY - FIRST QUARTER
•Volume of 1.2 billion lbs., up 2%; organic volume1 down 4%
•Record net sales of $3.0 billion, up 24%; organic net sales1 up 13%
•Operating income of $320 million, up 19%
•Operating margin of 10.5%, compared to 10.9% last year
•Pretax earnings of $309 million, up 11%
•Effective tax rate of 22.4%, compared to 19.7% last year
•Diluted earnings per share of $0.44, up 7% compared to last year
•Cash flow from operations of $384 million, up 87%

EXECUTIVE COMMENTARY
"We remain on track to deliver our sales and earnings guidance for the year as our team achieved its fifth consecutive quarter of record net sales and grew operating income by double digits during the first quarter," said Jim Snee, chairman of the board, president and chief executive officer. "Our ability to deliver these results demonstrates the strength of our balanced business model and our exceptional execution in navigating difficult operating conditions. This is a testament to our experienced management team, clear strategic priorities and dedicated team members around the world."

"We continue to benefit from the strength of our brands and our strategy to meet consumers when and where they want to eat," Snee said. "Our foodservice businesses had another outstanding quarter, indicating the value of our direct selling organization and differentiated product portfolio. We also delivered another quarter of growth at retail, led by strong performances from brands such as Columbus®, WHOLLY®, Applegate®, Hormel® Gatherings® and SPAM®, and the contribution of the Planters® business. We continue to support our brands with increased advertising across each business segment during the quarter to support our leading positions in the marketplace."

"From a bottom-line perspective, the intentional actions we have taken to offset inflationary pressures are working. These actions include pricing, improving promotional effectiveness and shifting to a more profitable mix," Snee said. "We saw excellent results from the value-added businesses in Refrigerated Foods and the Jennie-O Turkey Store business, which benefited from favorable market conditions and our initial transformative efforts. The Planters® business was also a catalyst for earnings growth as we continued to leverage the expertise and scale it has provided our high-growth snacking platform."

"Our One Supply Chain team faced some of the most difficult operating conditions since the start of the pandemic," Snee said. "From late December through January, our operations were heavily impacted by significant labor shortages due to the omicron variant, severe upstream and downstream disruptions, and continued industrywide operational challenges. The team once again demonstrated resilience in the face of numerous pressures, never wavering on its commitment to the safety of all team members."

OUTLOOK
"We are reaffirming our sales and earnings guidance," Snee said. "We expect the demand environment to remain favorable, pricing actions to combat inflationary pressures and continued growth from products such as Columbus® charcuterie, Applegate® natural and organic meats, Planters® snack nuts, and foodservice prepared proteins and pizza toppings. Additionally, we anticipate the operating environment to remain volatile, but our supply chain will continue to show improvement as labor pressures ease and new capacity comes online to support key growth platforms, such as dry sausage, pizza toppings and bacon."

Fiscal 2022 Outlook
Net Sales Guidance (in billions)	$11.7 - $12.5
Diluted Earnings per Share Guidance	$1.87 - $2.03

STRATEGIC EVOLUTION UPDATE
Planters® Snack Nuts Business Integration
"The Planters® snack nuts business continues to perform at the high end of our expectations," Snee said. "We are on track to launch many new innovation items, including Planters® Sweet & Spicy Dry Roasted peanuts, and refresh the branding and packaging. Recently, we also made investments in advertising with the All or One campaign."

During the first quarter, the company completed the supply chain integration of the Planters® and Corn Nuts® businesses. We anticipate continued synergies and improved customer service levels going forward.

Jennie-O Turkey Store Transformation
"We continue to take transformative actions at Jennie-O Turkey Store and are starting to see the benefits," Snee said. "We have a plan for the integration of all business functions into the broader Hormel Foods organization, including our supply chain, selling organization and marketing team. Our actions will lead to a more demand-oriented and optimized turkey portfolio that is better aligned with the changing needs of our customers, consumers and operators. This is expected to result in improved long-term growth, higher profitability and lower earnings volatility.”

Beginning in the first quarter, the Jennie-O Turkey Store team implemented a program to optimize our commodity portfolio while simultaneously increasing investments into branded, value-added products. Additionally, the company integrated the Jennie-O Turkey Store and Hormel Foods research and development teams. The company plans to integrate other business functions, such as the selling organization and marketing teams, into the broader Hormel Foods organization by the start of fiscal 2023.

The closure of the Benson Avenue production facility remains on track for the second quarter of fiscal 2022. Further, the company will integrate the Jennie-O Turkey Store supply chain into the broader Hormel Foods One Supply Chain by the start of fiscal 2023.

The company expects the Jennie-O Turkey Store business to deliver higher growth and profitability along with other financial benefits, including increased asset efficiency, higher manufacturing throughput, better labor utilization and avoidance of capital expenditure. The company expects these changes will drive selling, general and administrative cost synergies of approximately $20M - $30M annually by fiscal 2023.

CHANNEL HIGHLIGHTS – FIRST QUARTER

Demand across all the company's U.S. domestic channels remained elevated, as exhibited by strong growth compared to the prior year and compared to pre-pandemic levels. The company benefited from pricing actions to offset inflationary pressures across many categories and contributions from the Planters® snack nuts business. Sales for the international channel declined, primarily due to demand softness in China caused by COVID-related restrictions and current export logistics challenges.

	Quarter Ended
	January 30, 2022 compared to January 24, 2021	January 30, 2022 compared to January 26, 2020
Net Sales Percent Change (%)
U.S. Retail	17	32
U.S. Foodservice	51	25
International	(3)	6
Total	24	28

SEGMENT HIGHLIGHTS – FIRST QUARTER

Refrigerated Foods

•Volume down 4%; organic volume1 down 5%
•Net sales up 19%; organic net sales1 up 17%
•Segment profit up 15%

Value-added volume and sales increased due to strong results from the foodservice businesses and pricing actions across most categories. Consistent with the company's long-term strategy to better align resources to value-added growth, the overall decline in volume was due to lower commodity sales as a result of the company's new pork supply agreement. Foodservice volume and sales increased with growth in every branded category and from the inclusion of the Planters® snack nuts business. Retail and deli sales increased with growth led by products such as Applegate® natural and organic meats and Hormel® Gatherings® party trays. Products such as Columbus® grab-and-go charcuterie also benefited from new production capacity in Nebraska. Higher foodservice sales and numerous pricing actions across the other value-added businesses overcame higher operational and logistics costs. Volume, sales and segment profit were negatively impacted by production constraints due to labor shortages.

Grocery Products
•Volume up 22%; organic volume1 up 1%
•Net sales up 48%; organic net sales1 up 7%
•Segment profit up 8%

Volume and sales increased, driven by growth from the simple meals and Mexican foods portfolios and from the inclusion of the Planters® snack nuts business. Brands leading the sales growth included WHOLLY®, SPAM®, Dinty Moore® and Mary Kitchen®. Segment profit increased due to the contribution from the Planters® snack nuts business, which more than offset lower results from MegaMex and higher operational and logistics costs. Volume, sales and segment profit were negatively impacted by production constraints due to labor shortages.

Jennie-O Turkey Store
•Volume down 3%
•Net sales up 15%
•Segment profit up 62%

Sales increased due to improved foodservice performance, increased whole bird shipments and pricing actions across the portfolio. The decline in volume was largely due to lower commodity volumes as a result of labor shortages. Higher commodity prices and strong foodservice sales drove the significant improvement in segment profit. The business absorbed significantly higher feed and logistics costs.

International & Other

•Volume down 17%; organic volume1 down 19%
•Net sales down 3%; organic net sales1 down 6%
•Segment profit down 19%

Volume and sales declined due to demand softness in China caused by COVID-related restrictions, current export logistics challenges and lower fresh pork export volume resulting from the company's new pork supply agreement. Segment profit declined due to lower sales across the portfolio and a decline in equity in earnings.

SELECTED FINANCIAL DETAILS
•Advertising spend was $47 million compared to $34 million in the prior year.
•The effective tax rate was 22.4% compared to 19.7% last year. Last year's tax rate benefited from a state tax settlement. The effective tax rate for fiscal 2022 is expected to be between 20.5% and 22.5%.
•Capital expenditures in the first quarter were $50 million compared to $40 million last year. The company's target for capital expenditures in fiscal 2022 is $310 million.
•Depreciation and amortization expense in the first quarter was $64 million compared to $51 million last year. The full-year expense is expected to be approximately $250 million.

PRESENTATION

A conference call will be webcast at 9:00 a.m. CST on Mar. 1, 2022. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 0574068. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Mar. 1, 2022, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $11 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, WHOLLY®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 12 years, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the uncertain and rapidly changing COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulation and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES
The non-GAAP adjusted financial measures of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impact of the acquisition of the Planters® snack nuts business (June 2021) in the Grocery Products, Refrigerated Foods and International & Other segments.

The company believes these non-GAAP financial measures provide useful information to investors, because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP measures are not intended to be a substitute for U.S. GAAP measures in analyzing financial performance. These non-GAAP measures are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES
In thousands

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Quarter Ended
	January 30, 2022			January 24, 2021
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	371,515	(63,212)	308,303	304,334	1.3
Refrigerated Foods	572,752	(8,573)	564,179	595,315	(5.2)
Jennie-O Turkey Store	188,500	—	188,500	193,569	(2.6)
International & Other	72,106	(1,722)	70,384	86,489	(18.6)
Total	1,204,872	(73,507)	1,131,365	1,179,706	(4.1)

Net Sales
Grocery Products	$855,591	$(235,732)	$619,859	$577,599	7.3
Refrigerated Foods	1,627,528	(31,253)	1,596,275	1,367,077	16.8
Jennie-O Turkey Store	384,471	—	384,471	333,321	15.3
International & Other	176,768	(4,839)	171,929	183,150	(6.1)
Total	$3,044,358	$(271,824)	$2,772,534	$2,461,147	12.7

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited
In thousands

	Quarter Ended
	January 30, 2022	January 24, 2021	% Change
Net Sales
Grocery Products	$855,591	$577,599	48.1
Refrigerated Foods	1,627,528	1,367,077	19.1
Jennie-O Turkey Store	384,471	333,321	15.3
International & Other	176,768	183,150	(3.5)
Total	$3,044,358	$2,461,147	23.7

Segment Profit
Grocery Products	$99,486	$92,202	7.9
Refrigerated Foods	162,391	141,171	15.0
Jennie-O Turkey Store	43,737	26,940	62.4
International & Other	26,084	32,204	(19.0)
Total Segment Profit	331,699	292,517	13.4
Net Unallocated Expense	22,933	15,547	47.5
Noncontrolling Interest	139	112	24.0
Earnings Before Income Taxes	$308,904	$277,082	11.5

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
In thousands, except per share amounts

	Quarter Ended
	January 30, 2022	January 24, 2021
Net Sales	$3,044,358	$2,461,147
Cost of Products Sold	2,505,610	2,010,977
Gross Profit	538,749	450,170
Selling, General and Administrative	225,972	196,380
Equity in Earnings of Affiliates	6,898	14,228
Operating Income	319,675	268,018
Interest and Investment Income	3,869	17,291
Interest Expense	(14,640)	(8,227)
Earnings Before Income Taxes	308,904	277,082
Provision for Income Taxes	69,194	54,687
Effective Tax Rate	22.4%	19.7%
Net Earnings	239,710	222,395
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	139	112
Net Earnings Attributable to Hormel Foods Corporation	$239,571	$222,283

Net Earnings Per Share
Basic	$0.44	$0.41
Diluted	$0.44	$0.41

Weighted-average Shares Outstanding
Basic	542,680	539,913
Diluted	547,928	547,444

Dividends Declared per Share	$0.2600	$0.2450

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited
In thousands

	January 30, 2022	October 31, 2021
Assets
Cash and Cash Equivalents	$824,434	$613,530
Short-term Marketable Securities	22,194	21,162
Accounts Receivable	812,706	895,719
Inventories	1,385,705	1,369,198
Taxes Receivable	7,699	8,293
Prepaid Expenses and Other Current Assets	40,614	39,914
Total Current Assets	3,093,350	2,947,816

Goodwill	4,928,139	4,929,102
Other Intangibles	1,817,165	1,822,273
Pension Assets	296,450	289,096
Investments In and Receivables from Affiliates	286,493	299,019
Other Assets	303,577	299,907
Net Property, Plant and Equipment	2,101,835	2,109,117
Total Assets	$12,827,009	$12,696,329

Liabilities and Shareholders' Investment
Accounts Payable and Accrued Expenses	$799,368	$844,502
Accrued Marketing Expenses	149,628	114,746
Employee Related Expenses	214,350	269,327
Taxes Payable	89,134	23,520
Interest and Dividends Payable	154,024	154,803
Current Maturities of Long-term Debt	8,829	8,756
Total Current Liabilities	1,415,334	1,415,654

Long-term Debt Less Current Maturities	3,309,150	3,315,147
Pension and Post-retirement Benefits	547,779	546,362
Other Long-term Liabilities	166,906	162,623
Deferred Income Taxes	281,515	278,183
Accumulated Other Comprehensive Loss	(265,524)	(277,269)
Other Shareholders' Investment	7,371,849	7,255,630
Total Liabilities and Shareholders' Investment	$12,827,009	$12,696,329

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
In thousands

	Quarter Ended
	January 30, 2022	January 24, 2021
Operating Activities
Net Earnings	$239,710	$222,395
Depreciation and Amortization	64,280	51,043
Decrease (Increase) in Working Capital	54,382	(62,585)
Other	25,384	(5,167)
Net Cash Provided by (Used in) Operating Activities	383,756	205,686

Investing Activities
Net (Purchase) Sale of Securities	(1,611)	(206)
Net Purchases of Property and Equipment	(49,359)	(38,902)
Other	1,290	(193)
Net Cash Provided by (Used in) Investing Activities	(49,680)	(39,301)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(2,163)	(2,165)
Dividends Paid on Common Stock	(132,909)	(125,516)
Share Repurchase	—	(8,837)
Other	11,053	1,765
Net Cash Provided by (Used in) Financing Activities	(124,019)	(134,754)
Effect of Exchange Rate Changes on Cash	846	5,600
Increase (Decrease) in Cash and Cash Equivalents	210,904	37,232
Cash and Cash Equivalents at Beginning of Year	613,530	1,714,309
Cash and Cash Equivalents at End of Quarter	$824,434	$1,751,541